Exhibit 10.13

April 28, 2025

Tom Frohlich

Re: Amended and Restated Employment Agreement

Dear Tom:

On behalf of Jade Biosciences Canada, ULC (the “Company”), I am very pleased to offer you continued employment directly with the Company in the position as Chief Executive Officer (“CEO”) of the Company and its parent company, Jade Biosciences, Inc. (“JadeUS”), and the opportunity to serve as a member of the Board of Directors of JadeUS (the “Board”) pursuant to this letter agreement (the “Agreement”). This Agreement compensates you for both your services to the Company, and as directed by the Company, to JadeUS.

This Agreement will amend and restate the December 31, 2024 letter agreement between you and the Company, provided you accept such offer as indicated by your signature below, effective as of April 28, 2025 (the “Effective Date”).

1. Positions. As CEO, you will report to the Board, and you shall have all duties, authorities, and responsibilities customarily associated with a CEO role. This is a full-time employment position. You will be a member of the Board until, pursuant to the terms of the Company’s and JadeUS’s bylaws, your successor is elected and duly qualified or until your earlier death, disability, resignation or removal. Notwithstanding the foregoing, for so long as you serve as CEO of the Company and JadeUS while the ownership interests of the Company are privately held, you will also be a member of the Board. If at any time JadeUS, or any successor entity, is publicly traded while you serve as CEO, you will be nominated for shareholder approval to serve as a member of the Board. You will be deemed to have resigned from the Board upon ceasing to serve as CEO for any reason unless the Board agrees otherwise. It is understood and agreed that, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as a director of Nested Therapeutics, Inc. and Borealis Therapeutics, or as expressly authorized in writing by the Board. Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not unreasonably interfere or conflict with your obligations to the Company and JadeUS.

2. Base Salary. Commencing as of the Effective Date, the Company will pay you a base salary of $630,000 USD per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and potential increases in the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

3. Annual Bonus. Commencing as of the Effective Date, you will be eligible to receive an annual performance bonus targeted at 55% of your Base Salary. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” The actual bonus amount is discretionary and may be subject to achievement of performance targets established by the Board or the Compensation Committee of the Board (the “Compensation Committee”) for such year. For the year in which the Effective Date occurs, your annual bonus will be calculated based on the Target Bonus in effect prior to and after the Effective Date on a pro-rata basis. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

4. Equity. Subject to approval by the Board or the Compensation Committee of the Board, the Company may periodically grant you such equity awards as the Board or the Compensation Committee may determine to be appropriate. If granted, such equity awards will be governed by the terms of the related award agreements, the Equity Plan and the terms and conditions approved by the Board or the Compensation Committee.

5. Benefits/Paid Time Off. You will continue to be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees in Canada. Details of such benefits programs, including applicable employee contributions and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. The Company reserves the right to modify, limit, amend or replace any of its benefits plans or programs at any time.

6. Board Meetings; Expenses; Indemnification. You will be expected to attend scheduled Board meetings in person whenever you are able and permitted by applicable health regulations and to participate by telephone if you are not able to attend in person. The Company will reimburse you for reasonable travel expenses in connection with attending Board meetings and for performing services as CEO in accordance with the policies and procedures then in effect and established by the Company and JadeUS for its executives. The Company and JadeUS will indemnify you for your service as a member of the Board in accordance with the Company’s and JadeUS’ bylaws.

7. Location. Your primary work location will be remotely in Vancouver, Canada, provided that you may be required to engage in reasonable travel for business, consistent with the Company’s business needs. You may change your remote work location with prior written notice to and approval from the Board.

8. Indefinite Term Employment; Date of Termination. Your employment with the Company will be indefinite until terminated in accordance with the terms of this Agreement. Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that the Company terminates you without Cause, you shall be given at least 30 days advance written notice by the Company.

To the extent applicable, you shall be deemed to have resigned from all officer and Board member positions that you hold with the Company and JadeUS or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

9. Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, (ii) the amount of any documented expenses properly incurred by you on behalf of the Company or JadeUS prior to any such termination and not yet reimbursed, and (iii) any further statutory obligations pursuant to the British Columbia Employment Standards Act (the “Accrued Obligations”).

10. Severance Pay and Benefits Outside of the Change in Control Period. In the event that the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign for Good Reason, in either case outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to your execution of a separation agreement and release in a form acceptable to the Company, which shall include a general release of claims against the Company and all related persons and entities and a reaffirmation of the Continuing Obligations (as defined below) and shall provide that if you breach the Continuing Obligations, all payments of the following severance pay and benefits shall immediately cease (the “Separation Agreement and Release”):

(a) The Company shall pay you an amount equal to 12 months of your Base Salary (inclusive of your statutory entitlement) plus 15% to account for lost benefits over the reasonable notice period, payable in substantially equal installments over the 12-month period following the Date of Termination in accordance with the Company’s regular payroll practices beginning on the Company’s first regularly scheduled payroll date following the date that is 60 days after the Date of Termination; however, any payments required by applicable employment standards legislation shall be payable as required therein.

(b) The Company shall pay you any bonus earned but unpaid for the year immediately preceding the year in which the Date of Termination occurs, payable at the time such bonuses are paid to other Company employees.

(c) Notwithstanding anything to the contrary in any applicable equity-based award agreement or plan, an additional 30% of the unvested portion of your then outstanding equity-based awards subject to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become vested or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (such later date being the “Accelerated Vesting Date”); provided that no such acceleration of vesting shall occur if the Date of Termination precedes October 3, 2025; and provided further that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.

In the event you do not sign the Separation Agreement and Release, you will only receive those payments and benefits required by the British Columbia Employment Standards Act.

In the event your employment is terminated as a result of a constructive dismissal of your employment by an act or omission of the Company, your entitlements on termination shall continue to be governed by Section 10 of this Agreement.

11. Severance Pay and Benefits Within the Change in Control Period. In the event that the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign for Good Reason, in each case within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to your execution of the Separation Agreement and Release and it becoming fully effective, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release):

(a) The Company shall pay you an amount equal to 1.5 times the sum of (i) your Base Salary and (ii) your Target Bonus for the year in which the termination occurs (in each case, calculated by reference to your Base Salary rate and Target Bonus as in effect immediately prior to your termination, but without giving effect to any prior reduction in Base Salary or Target Bonus by the Company that would give rise to your right to resign for Good Reason), payable in a lump sum.

(b) The Company shall pay you an amount equal to 15% of your Base Salary to account for lost benefits over the reasonable notice period, payable in a lump sum.

(c) The Company shall pay you any bonus earned but unpaid for the year immediately preceding the year in which the Date of Termination occurs, payable at the time such bonuses are paid to other Company employees.

(d) Notwithstanding anything to the contrary in any applicable equity-based award agreement or plan, the unvested portion of your Time-Based Equity Awards shall immediately accelerate and become vested or nonforfeitable as of the Accelerated Vesting Date.

For the avoidance of doubt, Section 10 and Section 11 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 10 and Section 11 of this Agreement.

12. Continuing Obligations.

(a) Restrictive Covenant Agreement. You previously entered into an Invention Assignment, Non-Disclosure, and Business Protection Agreement (the “Covenant Agreement”). For purposes of this Agreement, the obligations in this Section 12 and those that arise in the Covenant Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b) Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which would prevent you from performing your obligations hereunder. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company and JadeUS will not violate any obligations you may have to any such previous employer or other party. In your work for the Company and JadeUS, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. You shall cooperate fully with the Company and JadeUS in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or JadeUS which relate to events or occurrences that transpired while you were engaged or employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company or JadeUS believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include being reasonably available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company or JadeUS at mutually convenient times. During and after your engagement and employment, you also shall cooperate fully with the Company and JadeUS in connection with any investigation or review of any federal, provincial or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses, including fees and costs for an independent lawyer of your choice hired by you, incurred in connection with your performance of obligations pursuant to this Section 12(c).

(d) Relief. You agree that it would be difficult to measure any damages caused to the Company or JadeUS which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company or JadeUS shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company or JadeUS.

13. Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

14. Recoupment. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback or recoupment policies or procedures adopted by the Company, which clawback or recoupment policies may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. No forfeiture or recoupment under such policies or procedures will give rise to a right to resign for Good Reason under this Agreement or any other agreement between you and the Company. You hereby expressly and explicitly authorizes (i) the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold shares and other amounts acquired under Company or JadeUS incentive plans to re-convey, transfer or otherwise return such shares and/or other amounts to the Company or JadeUS and (ii) the Company’s or JadeUS’s recovery of any covered compensation under such policy or applicable law through any method of recovery that the Company or JadeUS deems appropriate, including by reducing any amount that is or may become payable to you, whether in the form of wages, severance, vacation pay or any other benefit or for any other reason. You will not be entitled to and hereby knowingly, voluntarily and intentionally waive any indemnification for any liability or loss incurred in connection with any action taken by the Company or JadeUS to enforce such policy and indemnification or advancement of any expenses (including attorneys’ fees) incurred by you in connection with any such action; provided, however, if you are successful on the merits in the defense of any claim asserted against you in such clawback action, you will be indemnified for the expenses (including attorneys’ fees) you reasonably incurred to defend such claim.

15. Interpretation and Enforcement. This Agreement, together with Appendix A, the Covenant Agreement, and any award agreement between you and the Company, constitute the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. All references to “including” shall be construed as meaning “including without limitation.” The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of British Columbia, excluding laws relating to conflicts or choice of law; however, Disputes arising in connection with any equity incentive plan shall be governed by the terms of the applicable equity incentive plan. You and the Company submit to the exclusive personal jurisdiction of the courts located in the Province of British Columbia in connection with any Dispute or any claim related to any Dispute, except for Disputes arising under any equity incentive plan, which shall be governed by the terms of the applicable equity incentive plan.

16. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 10 or pursuant to Section 11 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

17. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

18. Enforceability. If any portion or provision of this Agreement (including any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. Prior Employment Agreements. It is the policy of the Company and JadeUS not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company and JadeUS is prohibited. This may include confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. In making this employment offer, the Company relies on your representation that you will not bring with you to the Company or JadeUS or use in the performance of your responsibilities at the Company or JadeUS any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company and JadeUS with a copy of same. Also in making this employment offer, the Company has reviewed your prior employment agreement and agrees that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company and JadeUS; (b) you are not subject to any noncompetition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company and JadeUS as contemplated by this offer; and (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder. In the event that your prior employer commences any proceedings against you in relation to your acceptance of this employment offer and/or your employment by the Company, the Company and JadeUS will fully indemnify you including paying for your legal fees incurred in defending yourself against such proceedings.

20. Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

21. Currency. All amounts in this Agreement are expressed in US Dollars.

I look forward to continuing to work with you to make the Company a great success.

Sincerely,

/s/ Elizabeth Balta
Name: Elizabeth Balta
Title: General Counsel and Corporate Secretary

Accepted and acknowledged:

/s/ Tom Frohlich
Tom Frohlich

Date: April 28, 2025

Appendix A

1. “Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction or plea of no contest to: (A) an indictable offence or (B) any offence involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform in all material respects your assigned duties and responsibilities to the reasonable satisfaction of the Board, which failure continues, in the reasonable judgment of the Board, for 30 days after written notice given to you describing such failure; (iv) your gross negligence or willful misconduct that results in or is reasonably anticipated to result in material harm to the Company or JadeUS; or (v) your violation of any material provision of any agreement(s) between you and the Company or any written Company or JadeUS policies including agreements relating to non-solicitation, non-disclosure and/or assignment of inventions or policies related to ethics or workplace conduct.

2. “Change in Control” shall have the meaning set forth in the Equity Plan.

3. “Change in Control Period” shall mean the period commencing three months prior to the first event constituting a Change in Control and ending 12 months following the first event constituting a Change in Control.

4. “Code” means the Internal Revenue Code of 1986, as amended.

5. “Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code.

6. “Equity Plan” shall mean the Jade Biosciences, Inc. 2025 Stock Incentive Plan or any successor plan.

7. “Good Reason” shall mean that you have complied with the Good Reason Process (hereinafter defined) following the occurrence, without your written consent, of any of the following events: (i) a material diminution in your base salary or Target Bonus except for across-the-board salary and target bonus reductions of no more than 10% based on the Company’s or JadeUS’s financial performance similarly affecting all or substantially all senior management employees of the Company or JadeUS; (ii) a material change in the geographic location at which you are required to provide services to the Company or Jade US or a requirement that you change your remote location to a location other than your then-current residence; (iii) a material reduction in your duties, authority or responsibilities; (iv) the failure of the Company or JadeUS to obtain the assumption of this Agreement by a successor; or (v) the material breach of this Agreement (or any other agreements with you) by the Company or Jade US.

8. “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.